Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Edward F. Soccorso (“Employee”) and First Bancorp (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, on January 13, 2017, Employee tendered his resignation to Employer;

WHEREAS, Employee is employed by Employer and First Bank, a wholly-owned subsidiary of First Bancorp, until January 20, 2017;

WHEREAS, Employee entered into that certain Employment Agreement with Employer dated on or about March 17, 2014 (“Employment Agreement”); and

WHEREAS, Employer has agreed to compensate Employee certain monies upon the termination of his Employment Agreement with Employer; and

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.       Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term “Employer” includes First Bancorp, its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

2.       Severance Pay.

a.	Severance Pay. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement, Employer shall pay the following amounts to Employee on the sixtieth (60th) day following his Termination Date provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Termination Date:

i.	a lump sum cash amount of One Hundred Sixty-Two Thousand Five Hundred and 00/100 Dollars ($162,500), less applicable deductions and withholdings, which represents six months’ base salary for Employee.

ii.	a lump sum cash amount of Ninety-Two Thousand Six Hundred Thirty-Four and 00/100 Dollars ($92,634), less applicable deductions and withholdings, which represents the Annual Incentive Plan payment earned by Employee in 2016.

iii.	Two Thousand Two Hundred Eighty-Two Shares of First Bancorp Stock which previously were granted to Employee as Restricted Stock shares tied to Annual Incentive Plan payments for 2014 and 2015 shall vest.

b.	Effect of Severance Pay. Employee agrees that the above severance payments do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

3.       Legal Obligations.

The parties acknowledge that pursuant to Section 5.4 of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination. Employer has no prior legal obligations to make the payments described in Section 2(a), which are expressly conditioned upon the promises of Employee herein. Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payments to Employee pursuant to this Agreement.

4.       No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

5.       Release and Covenant Not To Sue.

In exchange for Employer’s agreement to provide the above-referenced severance payments, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of his employment with Employer.

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This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.       No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.       No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

8.       Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

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9.       Property.

Employee shall immediately return all property of Employer which is in Employee’s possession. This includes, but is not limited to, any computer provided for Employee’s personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

10.       Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

11.       Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.       Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.       Entire Agreement; Modification.

This Agreement constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

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14.       Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

15.       Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 17), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

16.       Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

First Bancorp

300 SW Broad Street

Southern Pines, NC 283871

Attn: Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

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YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 17 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

/s/ Edward F. Soccorso

Edward F. Soccorso

For Employer:

FIRST BANCORP

/s/ Richard H. Moore

Chief Executive Officer

January 17, 2016

[Signature Page to Severance Agreement and Release of Claims]